UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Definitive Information Statement

☐ Confidential, For Use of the Commission Only

(as permitted by Rule 14c-5(d)(2))

FREEBUTTON, INC.

_____________________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not Applicable
(2)	Aggregate number of securities to which transaction applies: Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):
Not Applicable

(4)	Proposed maximum aggregate value of transaction: Not Applicable

(5)	Total fee paid: Not Applicable

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
(1)	Amount previously paid: Not Applicable

(2)	Form, Schedule or Registration Statement No. Not Applicable

(3)	Filing Party: Not Applicable

(4)	Date Filed: Not Applicable

INFORMATION STATEMENT

Relating to the amendment of our Articles of Incorporation and our Annual Meeting

FreeButton, Inc.

7040 Avenida Encinas

Suite 104-159

Carlsbad, CA 92011

(760) 487-7772

NOTICE OF ACTION TAKEN BY
WRITTEN CONSENT OF A MAJORITY OF STOCKHOLDERS

Dear Stockholders:

The enclosed information statement (the “Information Statement”) is provided on or about June 26, 2014 to the stockholders of record on June 13, 2014 of FreeButton, Inc., a Nevada corporation (“Company”) to advise the stockholders that our Board of Directors and stockholders holding a majority of our outstanding voting capital stock (the “Majority Stockholders”) have authorized: (i) a Certificate of Amendment to our Articles of Incorporation to amend the Company’s Articles of Incorporation to change the Company’s name to “A1 Group, Inc.” (the “Name Change”); (ii) a reverse stock split (the “Reverse Split”) of our issued and outstanding voting capital stock, par value $0.001 per share (“Common Stock”) at a ratio of 4-for-1; and (iii) to approve the ratification of Bedinger & Company as our outside auditors.

We believe the reverse stock split will enhance the ability of the Company to attract investors and secure additional capital in future offerings and the ability to market and publicize performance and other relevant information to a larger audience.

On May 23, 2014, the Board of Directors of the Company approved the Name Change and the Reverse Split, subject to stockholder approval. The Majority Stockholders approved the Name Change and Reverse Split by written consent in lieu of a meeting on June 19, 2014, in accordance with Section 78.320 of the Nevada Revised Statues. Accordingly, your consent is not required and is not being solicited in connection with the approve of the Name Change, Reverse Split, election of Directors and ratification of Bedinger & Company as our outside auditors (the “Actions”). We are not asking you for a Proxy and you are requested not to send us a Proxy.

No action is required by you. Pursuant to Rule 14(c)-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposals will not be adopted until a date at least twenty (20) days after the date of the Definitive Information Statement is filed and mailed to our stockholders of record on the Record Date. This Information Statement will be mailed to you on or about June 26, 2014.

Please feel free to call us at 760-487-7772 should you have any questions on the enclosed Information Statement.

For the Board of Directors of
FREEBUTTON, INC.

By: /s/ James Lynch
Name: James Lynch
Title: President and Chief Executive Officer

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INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement (the “Information Statement”) is being mailed on or about June 26 to the holders of record of FreeButton, Inc. a Nevada corporation (the “Company,” “we,” “our,” or “us”), as of June 13, 2014 (the “Record Date”) in connection with the approval of : (i) a Certificate of Amendment to our Articles of Incorporation to amend the Company’s Articles of Incorporation to change the Company’s name to “A1 Group, Inc.” (the “Name Change”); (ii) a reverse stock split (the “Reverse Split”) of our issued and outstanding voting capital stock, par value $0.001 per share (“Common Stock”) at a ratio of 4-for-1; and (iii) to approve the ratification of Bedinger & Company as our outside auditors.

Pursuant to Sections 78.390 and 78.2055 of the Nevada Revised Statutes (“NRS”), the Name Change and the Reverse Split are required to be approved by the vote of stockholders holding a majority of the voting power of the affected class or series. Section 78.320 of the NRS provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power. Each share of Common Stock is entitled to one vote per share on any matter requiring stockholder vote. Our Board of Directors obtained the written consent of the Majority Stockholders in order to eliminate the costs and management time involved in holding a special meeting.

On May 23, 2014, the Board of Directors (the “Board”) of the Company approved the Name Change and Reverse Split. On June 19, 2014, stockholders holding approximately 62% of our outstanding capital stock (the “Majority Stockholders”) approved the Name Change and Reverse Split by written consent, in accordance with Section 78.320 of the NRS and the Company’s Bylaws then in effect. Accordingly, all necessary approvals in connection with the above corporate actions have been obtained and this Information Statement is furnished solely for the purpose of informing our stockholders, in the manner required under the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) regarding these corporate actions pursuant to Rule 14c-2 under the Exchange Act.

The Record Date for determining stockholders entitled to receive this Information Statement is June 13, 2014, the date that the Company’s Majority Stockholders approved the Name Change and Reverse Split by written consent. As of the close of business on the Record Date, we had 33,844,260 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Majority Stockholders. Each share Common Stock outstanding as of the close of business on the Record Date was entitled to one vote.

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the proposals approved by written consent of our Majority Stockholders will become effective approximately 20 calendar days after we send or give this Information Statement to our stockholders of record as of the Record Date. It is expected that the Name Change will become effective on or about June 19, 2014 upon its filing with the Secretary of State of the State of Nevada and that the Reverse Split may become effective upon the determination of Board of Directors, in its discretion, at any time prior to July 31, 2014.

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THE APPROXIMATE DATE ON WHICH THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN TO THE HOLDERS OF OUR COMMON STOCK ON THE RECORD DATE IS JUNE 13, 2014.

This Information Statement is provided to the Company’s stockholders of record on the Record Date only for informational purposes in connection with the Name Change and Reverse Split pursuant to and in accordance with Section 14(c) of the Exchange Act, and Rule 14c and Schedule 14C thereunder.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

DESCRIPTION OF THE SHARE EXCHANGE AGREEMENT AND CHANGE IN CONTROL

On May 23, 2014, the Company entered into an exchange agreement (the “Exchange Agreement”) with A1 Vapors, Inc. (“A1 Vapors”), a Florida corporation. Under the terms of the Exchange Agreement, James Lynch and Dallas Steinberger would each transfer 10,500,000 shares of their personal common stock in the Company, par value $0.001 to the shareholders of A1 Vapors, resulting in the issuance of 21,000,000 shares of FreeButton’s Common Stock in exchange for all of A1 Vapor’s outstanding Common Stock. The shares of Common Stock being issued to A1 Vapors represent approximately 62% of the shares of Common Stock outstanding after the closing of the Transaction (the “Closing”). The closing of the Transaction did not affect the number of shares of Common Stock held by the Company’s existing stockholders, other than Messrs. Lynch and Steinberger.

A1 Vapors is a product development and marketing company catering to the electronic vapor cigarette and accessories industry. A1 Vapors offers a variety of options to choose from to appeal to all smokers including a diverse selection of devices and flavors. The company currently owns and operates 4 retail locations, its’ ecommerce global website, and distribution licenses with accessory manufacturers.

At the closing date of the Transaction (the “Closing Date”), all of the existing directors of the Company delivered to the Company an irrevocable resignation (a “Resignation”) of their positions as a director effective as of the expiration of the ten-day period (the “Waiting Period”) following the later of (i) the filing by the Company with the SEC of a Schedule 14f-1 (the “Schedule 14f-1”) disclosing the appointment of the new directors to the Company’s board of directors and (ii) the mailing by the Company to its stockholders of the Schedule 14f-1. Just prior to the end of the Waiting Period, the Company’s board of directors will appoint Bruce Storrs, Andy Diaz, Moses Lopez and Michelle Evangelista as members of the Company’s board of directors. Immediately following the Waiting Period, the Company’s board of directors will consist of Bruce Storrs, Andy Diaz, Moses Lopez and Michelle Evangelista.

In connection with the Transaction, each of Mr. Lynch and Mr. Steinberger, who constitute all of the Company’s directors and executive officers, have executed a Termination Agreement and Release, whereby they have agreed to terminate any agreements between themselves or their affiliates and the Company, and have agreed to release the Company from any claims arising out of their service with the Company. They retain, however, rights to indemnification as provided by Nevada law and as provided by the Company’s Articles of Incorporation and Bylaws as of the Closing Date.

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In connection with the Transaction, the Company undertook the following actions with respect to its Common Stock:

•	Transferred 10,500,000 shares of Common Stock owned by James Lynch to Bruce Storrs;
•	Transferred 10,500,000 shares of Common Stock owned by Dallas Steinberger to Andy Diaz

ACTIONS BY THE BOARD OF DIRECTORS
AND CONSENTING STOCKHOLDERS

In accordance with Section 78.315 and 78.320 of the Nevada Revised Statutes, the following actions were taken based upon the unanimous recommendation and approval by the Company’s Board of Directors and the written consent of the Majority Stockholders.

ACTION I – NAME CHANGE

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has determined that since the Company intends to focus on the marketing and sales of electronic cigarettes and related accessories under the A1 Vapors brand, the Name Change better reflects the nature of the Company’s new business direction.

Purpose of the Name Change

On May 23, 2014, the Company’s Board of Directors and on June 19, 2014 the Majority Stockholders owning a majority of the Company’s voting securities, believing it to be in the best interests of the Company and its stockholders, approved a resolution authorizing the Company to amend the Articles of Incorporation to change the Company’s name to A1 Group, Inc. The Board of Directors believes that the Name Change better reflects the nature of the Company’s anticipated operations.

Amended Articles of Incorporation

Upon the effectiveness and on the date that is twenty (20) days following the mailing of this Information Statement, the Board of Directors shall have the Company’s Certificate of Amendment to the Articles of Incorporation filed with the State of Nevada in order to effect the name change.

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ACTION II – REVERSE SPLIT

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Description of the Reverse Stock Split

On May 23, 2014, the Company’s Board of Directors (the “Board”) and on June 19, 2014 the Majority Stockholders owning a majority of the Company’s voting securities, believing it to be in the best interests of the Company and its stockholders, approved a resolution authorizing an amendment to our Articles of Incorporation and/or such other action as the Company deems necessary to authorize the Board of Directors to effect a reverse stock split for the purpose of increasing the per-share market price of our Common Stock in order to enhance our ability to attract investment and support for our shares in the market, as well as to broaden the potential audience for our Company, and for other purposes as described below in this Information Statement. Pursuant to the Reverse Split, four outstanding shares of Common Stock would be combined into one share of Common Stock.

The actual timing for implementation of the Reverse Split will be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders, provided that it occurs prior to July 31, 2014.

The Board has discretion to take such actions as are deemed necessary to implement the Reverse Split, including, but not limited to, amending our Articles of Incorporation pursuant to an amendment thereto in such form as the Board approves.

No fractional shares will be issued. If the number of “pre-split” common shares is not evenly divisible by the ratio number, the “pre-split” shares will round up to the next number that is divisible by the ratio number. The number of authorized common stock shall remain unaffected and the par value shall remain at $0.001 per share.

We will promptly file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Articles of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment and upon the filing of documentation with the Financial Industry Regulatory Authority (“FINRA”) and our stock transfer agent. After the Reverse Split becomes effective, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities.

Description of Securities

The Company currently has authorized 75,000,000 common shares, $0.001 par value and no preferred shares, $0.001 par value. As of June 19, the Company’s outstanding shares consisted of 33,844,260 shares of Common Stock and no preferred shares.

The holders of Common Stock are entitled to one vote per share. Holders of the Company’s Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption or sinking-fund provisions.

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The Company has not paid any dividends on its Common Stock since inception and expects to continue to retain all earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. The payment of future dividends on the Common Stock and the rate of such dividends, if any, will be determined by the Board in light of its earnings, financial condition, capital requirements and other factors.

There were approximately 27 beneficial holders of our Common Stock as of June 19, 2014. The Reverse Split is not expected to cause a significant change in the number of beneficial owners of our Common Stock.

The Reverse Split will not affect any stockholder’s proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any stockholder, other than an adjustment, which may occur due to fractional shares. Likewise, the Reverse Split will not affect the total stockholders’ equity in the Company or any components of Stockholders’ equity as reflected on the financial statements of the Company except to change the number of issued and outstanding shares of capital stock. There would be no increase or decrease in the Company’s “stated capital” account or “capital in excess” account (excess of the Company’s net assets over the Company’s stated capital). In addition to the number of outstanding shares of Common Stock, the Company will need to adjust the historical earnings per share on its financial statements. No other adjustment will be required in the Company’s financial statements as a result of the Reverse Split.

As shown in the schedule below, after the Reverse Split, there will be additional shares available for issuance. Such an issuance of additional shares will have the effect of diluting the current stockholders’ percentage of Company ownership. We may seek additional capital through a combination of private and public equity offerings, debt financings and other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest could be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through other strategic arrangements with third parties, we may have to relinquish valuable rights to our properties, future revenue streams or grant rights on terms that are not favorable to us.

The following table illustrates the principal effects the Reverse Split on the Common Stock, stock awards, warrants, and convertible or exchangeable securities:

	Pre-Reverse Split	Post-Reverse Split
Common Stock
Authorized	75,000,000	75,000,000
Issued and Outstanding	33,844,260	8,461,065
Warrant Exercises	0	0
Equity Compensation Plans Options	0	0
Available for Issuance	41,155,740	66,538,935

Preferred Stock
Authorized	0	0
Issued and Outstanding	0	0

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Purpose of the Reverse Split

The Board believes the completion of the Reverse Split will cause the minimum bid price of the Common Stock to increase. There can be no assurance, however that the Reverse Split will result in any change in the price of the Common Stock or that, if the price of the Common Stock does increase as a result of the Reverse Split, the amount or duration of such increase.

The Board also believes that the Reverse Split may result in a broader market for the Common Stock than currently exists due to the anticipated increase of the per share price. The Board believes that the present level of per share market prices of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public. Theoretically, the price per share of stock should not, of itself, affect the community; however, in practice, the price per share does affect the stock because many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The increased price per share may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company’s stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. Nonetheless, there is no assurance that these effects will occur or that the per share price level of the Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.

In addition, the Board believes that the Reverse Split may improve the liquidity of the Common Stock in another manner. Frequently, brokers charge trading commission based upon the number of shares purchased. As a result, this trading commission per share is relatively higher as a percentage of the value of the shares of Common Stock purchased. The Board and management believe that the relatively high trading cost of Common Stock may adversely impact the liquidity of the Common Stock by making it a less attractive investment to the stock of other companies in the Company’s industry. If the Reverse Split is implemented and the price of the Common Stock rises correspondingly, the trading cost per “trading dollar” of Common Stock would decrease.

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares. The costs, including brokerage commissions, of transactions in odd lots are generally higher than the costs in transactions in “round lots” of even multiples of 100.

Beneficial Holders of Common Stock (i.e. Stockholders who hold in street name)

Upon completion of the Reverse Split, we will treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Split. If a stockholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, the stockholder is encouraged to contact his/her bank, broker, custodian or other nominee.

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Registered “Book-Entry” Holders of Common Stock (i.e. Stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with the transfer agent, after the Reverse Split becomes effective he/she will automatically receive the “post-split” number of shares.

Holders of Certificated Shares of Common Stock

Any “pre-split” certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new “post-split” certificates. Until surrendered, we will deem outstanding “pre-split” shares held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these stockholders are entitled. No new “post-split” certificates will be issued to a stockholder until such stockholder has surrendered all “pre-split” certificates to the transfer agent, TranShare Securities Transfer and Registrar.

No stockholder will be required to pay a transfer or other fee to exchange his, her or its “pre-split” certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Split.

If a “pre-split” certificate has a restrictive legend, the New Certificate will be issued with the same restrictive legends that are on the “pre-split” certificate(s).

Fractional Shares

We do not expect to issue certificates representing fractional shares. Stockholders of record who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Split is not evenly divisible by the split ratio will be entitled to having their fractional “post-split” shares rounded up to a single share. For example, if the number of “pre-split” common shares you own is not evenly divisible by the ratio number, the remaining shares will round up to the next number that is divisible by the ratio number. For example, if you own 10,003 shares of the Company’s stock, a one-for-four reverse stock split will reduce your number of common shares to 2,501 shares after the Reverse Split. The “rounded-up shares” are subject to applicable federal and state income tax.

Effect of the Reverse Stock Split on Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio, proportionate adjustments are required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This will result in an adjusted per share price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares deliverable upon settlement or vesting of restricted and deferred stock awards and units will be similarly adjusted.

The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio. The number of shares remaining available for grant under our Stock Incentive Plans at the time of the Reverse Split shall remain the same.

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Accounting Matters

The Reverse Stock will not affect the per share par value of our Common Stock, which will remain at $0.001. As a result of the Reverse Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding. Basic earnings per share data will be adjusted for the changes for all periods presented, with disclosure of such action in the year of change.

Certain Federal Income Tax Consequences of the Reverse Stock Split

A summary of the federal income tax consequences of the Reverse Split is set forth in the paragraph below. The discussion is based on the present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. Income tax consequences to the Stockholders may vary from the federal tax consequences described generally below.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE SPLIT UNDER APPLICABLE FEDERAL, STATE, AND LOCAL INCOME TAX LAWS.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

U.S. Holders

The reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to the round-up shares in lieu of fractional shares, no gain or loss will be recognized upon the reverse stock split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

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A U.S. holder who receives round-up shares in lieu of a fractional share of our Common Stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of additional shares received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the effective time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information returns generally will be required to be filed with the Internal Revenue Service (IRS) with respect to the receipt of round-up shares in lieu of a fractional share of our Common Stock pursuant to the reverse stock split in the case of certain U.S. holders.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our Common Stock who is a foreign corporation or a non-resident alien individual.

Generally, non-U.S. holders will not recognize any gain or loss upon completion of the reverse stock split. In particular, gain or loss will not be recognized with respect to round-up shares received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the reverse stock split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

Rights of Dissenters With Respect to the Corporate Actions

Under Nevada law, the Company’s stockholders are not entitled to appraisal rights with respect to the Reverse Split.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 19, 2014 with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities, and as to those shares of the Company’s equity securities beneficially owned by each its directors, the executive officers of the Company and all of its directors and executive officers of the Company and all of its directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to the directors and officers of the Company, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to the Company’s Common Stock.

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The table also shows the number of shares beneficially owned as of June 19, 2014 by each of the individual directors and executive officers and by all directors and executive officers as a group. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 33,844,260 shares of common stock outstanding as of June 19, 2014.

For the purposes of the information provided below, shares that may be issued upon the exercise or conversion of options, warrants and other rights to acquire shares of our common stock that are exercisable or convertible within 60 days following June 13, 2014, are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each person listed in the table below is c/o FreeButton, Inc., 7040 Avenida Encinas, Suite 104-159, Carlsbad, CA 92011.

The following sets forth the proposed beneficial ownership information before and after the closing of the Exchange Transaction:

Before the Closing of the Transaction

Name and Address of Beneficial Owner (1)	Shares Owned	Percentage of Class
James Lynch, CEO\	10,800,000	31.9%
Dallas Steinberger, COO	10,800,000	31.9%
Officers and Directors:
James Lynch, Chairman of Board and CEO	10,500,000	31.9%
Dallas Steinberger, Director and COO	10,500,000	31.9%
Total of all Officers and Directors	21,000,000	63.8%

(1)	Unless otherwise indicated, the mailing address of the beneficial owner is FreeButton, Inc. 7040 Avenida Encinas, Suite 104-159, Carlsbad, CA 92011.

Following the Closing of the Transaction

Name and Address of Beneficial Owner (1)	Shares Owned	Percentage of Class
OK LLC(2)	10,500,000	31.0%
Andy Diaz	10,500,000	31.0%
Officers and Directors:
Bruce Storrs(2), Chairman and CEO	10,500,000.00	31.0%
Andy Diaz, Director	10,500,000.00	31.0%
Moses Lopez	–	0.0%
Michelle Evangelista	–	0.0%
Total of all Officers and Directors	21,000,000.00	62.0%

(1)	Unless otherwise indicated, the mailing address of the beneficial owner is FreeButton, Inc. 7040 Avenida Encinas, Suite 104-159, Carlsbad, CA 92011.
(2)	10,500,000 shares held beneficially by Bruce Storrs.

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COMPENSATION OF DIRECTORS AND OFFICERS

The following is a summary of the compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers during the years ended December 31, 2013 and 2012.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
James Edward Lynch, Jr.	2013	–	–	–	–	96,000	(3)	96,000
President, Chief Executive Officer, Secretary	2012(1)	–	–	–	–	25,000	(3)	25,000
Dallas James Steinberger	2013	–	–	–	–	36,500	(4)	36,500
Chief Operating Officer, Vice President and Treasurer	2012(2)	–	–	–	–	20,000	(4)	20,000
Anthony Pizzacalla(5)	2013	–	–	–	–	–		–
Former President, Chief Financial Officer, Secretary and Treasurer	2012	–	–	–	–	–		–

(1)	Represents Mr. Lynch’s compensation from August 2, 2012 through December 31, 2012.
(2)	Represents Mr. Steinberger’s compensation from August 2, 2012 through December 31, 2012.
(3)	Represents management fee paid to Mr. Lynch.
(4)	Represents management fee paid to Mr. Steinberger.
(5)	Mr. Pizzacalla served as our President, Chief Financial Officer, Secretary and Treasurer since inception and resigned as from such position on August 2, 2012 upon the closing of the change of control as further described in Item 1 of this Annual Report on Form 10-K. Mr. Pizzacalla’s resignation was not a result of any disagreement with the Company on any matters relating to the Company’s operations, policies (including accounting or financial policies) or practices.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock, performance awards or other equity incentives during the fiscal year ended December 31, 2013 and 2012.

13

Compensation of Directors

During the fiscal years ended December 31, 2013 and 2012, the former sole director Anthony Pizzacalla and the current directors James Edward Lynch, Jr. and Dallas James Steinberger did not receive any compensation solely for services as a director.

Our directors James Edward Lynch, Jr. and Dallas James Steinberger did not receive any compensation solely for services as a director. It is our current policy that our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending each board of directors meeting or meeting of a committee of the board of directors.

Compensation Committee Interlocks and Insider Participation

During fiscal years 2013 and 2012, we did not have a standing compensation committee. Our Board was responsible for the functions that would otherwise be handled by the compensation committee. Our two sole directors conducted deliberations concerning executive officer compensation, including directors who were also executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following sets forth a summary of transactions since the beginning of the fiscal year of 2013, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•	As previously disclosed in our Current Reports on Form 8-K filed with the Commission on August 1, 2013 and March 28, 2014, respectively, on July 11, 2013, the Company entered into an Assets and Business Acquisition Agreement with Media Rhythm to acquire all of the assets in connection with the business of Media Rhythm and, subsequently, on March 5, 2014, the Company and Media Rhythm entered into the Second Agreement, whereby the Company sold, transferred and assigned to Media Rhythm all of the Media Assets.
•	At December 31, 2012, loan from our director and President, Chief Executive Officer, Secretary, James Edward Lynch, Jr., to the Company, amounted to $4,072. The loan is unsecured and non- interest-bearing with no set terms of repayment.
•	On June 26, 2012, our former President, Chief Financial Officer, Secretary and Treasurer, Anthony Pizzacalla, forgave the debts owed to him by the Company in an amount of $54,742.

14

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000 or one percent of the average of the Company’s total assets at the year-end for 2013 and 2012. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our Board) for consideration and approval or ratification. Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, our Board will take into account the relevant available facts and circumstances including, but not limited to:

•	The risks, costs and benefits to us;
•	The effect on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	The terms of the transaction;
•	The availability of other sources for comparable services or products; and
•	The terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse him or herself from deliberations and approval of the transaction in which the interested director is involved.

Director Independence

James Edward Lynch, Jr. and Dallas James Steinberger, the members of our Board for 2013 and through June 2014, are not independent using the definition of independence under the applicable NASDAQ listing standards and the standards established by the Commission.

Bruce Storrs, Andy Diaz and Moses Lopez, incoming Directors as of June 2014, are not independent using the definition of independence under the applicable NASDAQ listing standards and the standards established by the Commission.

Michele Evangelista, incoming Director as of June 2014, is independent using the definition of independence under the applicable NASDAQ listing standards and the standards established by the Commission.

15

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Exchange Act requires the Company’s executive officers, directors and shareholders beneficially owning more than ten percent of all outstanding Common Stock (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of the Company’s equity securities. Based solely on a review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, written representations by Reporting Persons that no Form 5 was required, the Reporting Persons have complied with all applicable Section 16 (a) filing requirements during and with respect to Fiscal 2013.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2013 and 2012

The following table shows the aggregate fees we paid for professional services provided to us by PLS CPA for 2013 and 2012:

	2013	2012
Audit Fees	$12,800	$10,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$12,800	$10,000

Policy on Board of Directors Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Board of Directors pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Company’s independent auditors may be engaged to provide non-audit services only after the Board of Directors has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and the auditors’ independence will not be materially impaired as a result of having provided these services. In making this determination, the Board of Directors will take into consideration whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the Directors’ exercise of objective and impartial judgment on all issues encompassed within the auditors’ engagement would be materially impaired.

ACTION III - APPROVAL OF THE RATIFICATION OF BEDINGER & COMPANY AS OUR OUTSIDE AUDITORS

Our shareholders have approved a proposal to continue to use Bedinger & Company to perform an audit of our consolidated financial statements and our subsidiaries for the fiscal year ending December 31, 2014 in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon and for performing other independent audit work as determined by the Board of Directors of the Company.

Exhibits Index

Exhibit 3(i)

Certificate of Amendment to the Articles of Incorporation

End of Filing

16

Exhibit3.(i)

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20140453743-83
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 06/23/2014 3:45 AM
	Entity Number E0878202006-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

FreeButton, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The name of the corporation is A1 Group, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 63.8%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X James Lynch - CEO

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 11-27-13